Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Harris Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Harris Corporation and L3 Technologies, Inc., which is part of the Registration Statement, of our written opinion, dated October 12, 2018 appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Harris’ Financial Advisor,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Harris Board of Directors; Harris’ Reasons for the Merger,” “The Merger—Opinion of Harris’ Financial Advisor,” “The Merger—Harris Unaudited Financial Projections” and “The Merger—L3 Unaudited Financial Projections.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ MORGAN STANLEY & CO. LLC

December 14, 2018